COOPER STANDARD REPORTS FOURTH QUARTER, FULL YEAR 2014 FINANCIAL RESULTS AND PROVIDES 2015 GUIDANCE

•	Full year sales increased 5 percent, outpacing market

•	Year-over-year improvement in operating profit

•	Key agreements to expand business in Asia Pacific

NOVI, Mich., Feb. 24, 2015 -- Cooper-Standard Holdings Inc. (NYSE: CPS), the parent company of Cooper Standard Automotive, a leading global supplier of systems and components for the automotive industry, today announced financial results for the fourth quarter and full year ended December 31, 2014. The Company also provided guidance for full year 2015.

“Our sales increased by five percent for the year, with improved operating profit. We also continued to execute our profitable growth strategy with two significant transactions in China. In addition, we introduced four breakthrough innovations and continued to upgrade our global infrastructure,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “Macroeconomic headwinds in Europe and Brazil, combined with foreign exchange volatility and soft sales on certain key platforms in North America, impacted results in the fourth quarter and full year. As we enter 2015, we remain committed to strengthening our operations and expanding our margins to enhance shareholder value.”

Fourth Quarter and Full Year 2014 Results

Cooper Standard reported revenue of $767.9 million for the fourth quarter of 2014, as compared to $794.2 million in the same quarter of the previous year. The decline was primarily driven by unfavorable foreign exchange of $31.5 million. Full year revenue was $3.2 billion, up from $3.1 billion in 2013, driven by an increase in production volume in North America, Europe and Asia Pacific. In addition, the Jyco acquisition, which was completed on July 31, 2013, provided $45.2 million of incremental sales. Full year sales were partially offset by unfavorable foreign exchange and customer price concessions.

Gross profit for the fourth quarter of 2014 was $117.8 million, as compared to $105.1 million for the fourth quarter of 2013. For the full year 2014, the Company generated a gross profit of $509.4 million, representing 15.7 percent of sales, compared to $472.7 million in 2013, or 15.3 percent of sales. The increase was driven by the favorable impact of continuous improvement, material cost savings and increased production volumes in North America, Europe and Asia Pacific.

Operating profit for the fourth quarter of 2014 was $7.1 million, as compared to $14.6 million in the same quarter in 2013. Favorable gross profit and lower restructuring charges of $8.2 million were more than offset by noncash impairment charges of $26.3 million and pension settlement charges of $3.6 million. Despite fourth quarter charges, full year operating profit was $164.5 million or 5.1 percent of sales, up from $142.1 million or 4.6 percent of sales driven by revenue growth, gross profit expansion, lower restructuring costs, and the gain on the sale of the Company’s thermal and emissions product line.

The Company reported a net loss of $12.8 million in the fourth quarter of 2014, compared to a net loss of $20.8 million in the same quarter of 2013. For the full year 2014, the Company reported a net income of $42.8 million or $2.39 per share on a fully diluted basis. This compares with net income of $47.9 million or $2.24 per share in 2013. Net income for the year also included $18.9 million (after tax) of debt extinguishment costs related to the Company's debt repurchase transactions that were completed in Q2 2014.

For the fourth quarter of 2014, Cooper Standard reported adjusted EBITDA of $72.1 million or 9.4 percent of sales, up from $58.7 million or 7.4 percent of sales in the same quarter in 2013. Adjusted EBITDA for the full year 2014 was $311.5 million, or 9.6 percent of sales, compared to $287.4 million, or 9.3 percent of sales in 2013.

2015 Guidance

For 2015, assuming North American vehicle production volume of 17.4 million units, European production volume of 20.3 million units and an average full year exchange rate of 1 Euro = $1.19 and 1 Canadian dollar = $0.84, the Company expects:

•	Consolidated Sales: $3.3 - $3.4 billion

•	Capital Expenditures: $185 - $210 million

•	Cash Restructuring Expenses: $35 - $45 million

•	Cash Taxes: $45 - $55 million

•	Adj. EBITDA Percent of Sales: 50 -75 bps improvement over 2014

Net Income to Adjusted EBITDA Reconciliation

The following table provides a reconciliation of EBITDA and adjusted EBITDA to net income, which is the most comparable U.S. GAAP financial measure:

	Year Ended December 31,		Quarter Ended December 31,
	2013	2014	2013	2014
	(dollar amounts in millions)		(dollar amounts in millions)
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$47.9	$42.8	$(20.8)	$(12.8)
Income tax expense (benefit)	45.6	42.8	21	7.4
Interest expense, net of interest income	54.9	45.6	14.9	10.3
Depreciation and amortization	111.1	112.6	27.9	27.9
EBITDA	$259.5	$243.8	$43	$32.8
Loss on extinguishment of debt (1)	—	30.5	—	—
Impairment charges (2)	—	26.3	—	26.3
Restructuring (3)	21.2	17.2	14.3	5.7
Gain on divestiture (4)	—	(14.6)	—	3.3
Settlement charges (5)	—	3.6	—	3.6
Stock-based compensation (6)	5.2	2.8	0.9	—
Acquisition costs	0.9	0.7	0.2	0.3
Other	0.6	1.2	0.3	0.1
Adjusted EBITDA	$287.4	$311.5	$58.7	$72.1

(1) Loss on extinguishment of debt relating to the repurchase of our Senior Notes and Senior PIK Toggle Notes.
(2) Impairment charges in 2014 related to fixed assets of $24.6 million and intangible assets of $1.7 million.
(3) Includes non-cash restructuring and is net of non-controlling interest.
(4) Gain on sale of thermal and emissions product line.
(5) Settlement charges relating to the US pension plans that were amended to offer a one-time voluntary lump sum window to certain terminated vested participants.
(6) Non-cash stock amortization expense and non-cash stock option expense for grants issued at the time of 2010 reorganization.

Conference Call Details

Cooper Standard will host a conference call and webcast on February 24 at 9 a.m. ET to discuss its fourth quarter and full year 2014 results, provide a general business update and respond to investor questions.

An interactive webcast will also be available by clicking here.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 84006788 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Individuals unable to participate during the live teleconference or webcast may visit the investors' portion of the Cooper Standard website (www.ir.cooperstandard.com/events.cfm) for a webcast or podcast replay of the presentation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing, fuel and brake delivery, fluid transfer and anti-vibration systems. Cooper Standard employs more than 27,000 people globally and operates in 20 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

There are a number of risks and uncertainties that could cause the Company's actual results to differ materially from the forward-looking statements contained in this announcement. Important factors that could cause the Company's actual results to differ materially from the forward-looking statements made herein include, but are not limited to: prolonged or material contractions in automotive sales and production volumes, the Company's liquidity, the viability of the Company's supply base and the financial conditions of the Company's customers; loss of large customers or significant platforms; the Company's ability to obtain financing in the future; ability to generate sufficient cash to service all of the Company's indebtedness; operating and financial restrictions imposed on the Company by the term loan and credit agreement; underfunding of pension plans; availability and increasing volatility in costs of manufactured components and raw materials; escalating pricing pressures; the Company's ability to meet significant increases in demand; the Company's ability to successfully compete in the automotive parts industry; risks associated with the Company's non-U.S. operations; foreign currency exchange rate fluctuations; ability to control the operations of the Company's joint ventures for the Company’s sole benefit; effectiveness of continuous improvement programs and other cost savings plans; product liability, warranty and recall claims that may be brought against the Company; work stoppages or other labor conditions; natural disasters; ability to meet the Company's customers' needs for new and improved products on a timely or cost-effective basis; the possibility that the Company's acquisition strategy may not be successful; the ability of the Company's intellectual property portfolio to withstand legal challenges; a disruption in or the inability to successfully implement upgrades to the Company's information technology systems; environmental, health and safety laws and other laws and regulations; the possible volatility of the Company's annual effective tax rate; significant changes in discount rates and the actual return on pension assets and other factors; the possibility of future impairment charges to the Company's goodwill and long-lived assets; the concentration of stock ownership may allow a few owners to exert significant control over the Company; stock volatility; and dependence on the Company's subsidiaries for cash to satisfy the obligations of the holding Company.

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Contact for Analysts:
Glenn Dong
Cooper Standard
(248) 596-6031
investorrelations@cooperstandard.com

Contact for Media:
Sharon Wenzl
Cooper Standard
(248) 596-6211
sswenzl@cooperstandard.com